Exhibit 4.3.1
Execution Copy
Dated 17th day of September 2004
(1) REDGATE MEDIA INC.
AND
ZHU YING
(2) ROBERT WILLIAM HONG-SAN YUNG
PETER BUSH BRACK
AND
(3) COMMON INVESTORS
AND
(4) SERIES A INVESTORS
AND
(5) SERIES B INVESTOR
AND
(6) SERIES C INVESTORS
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SHAREHOLDERS AGREEMENT
FOR REDGATE MEDIA INC.
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ROBERTSONS
Solicitors & Notaries
57th Floor, The Center
99 Queen’s Road Central
Hong Kong
Tel: 2868 2866
Fax: 2868 5820

SHAREHOLDERS AGREEMENT
DATE:    17th September    2004.
PARTIES:
(1)	Redgate Media Inc., a company incorporated under the laws of the Cayman Islands and having its registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands, British West Indies (“Company”)

(2)	Zhu Ying of Flat 8/C., Block 2, 97 Robinson Road, Central, Hong Kong, Robert William Hong-San Yung of 57 Marina Cove, Sai Kung, Hong Kong and Peter Bush Brack of Flat 2B, Magazine Gap Road, Hong Kong (together “Original Shareholders”);

(3)	The investors whose names and addresses appear in Part A of Schedule 1 (“Common Investors”)

(4)	The investors whose names and addresses appear in Part B of Schedule 1 (“Series A Investors”);

(5)	The investor whose name and address appears in Part C of Schedule 1 (“Series B Investor”); and

(6)	The investors whose names and addresses appear in Part D of Schedule 1 (“Series C Investors”).
BACKGROUND
(A)	The Company is a company incorporated under the laws of the Cayman Islands and is carrying on the Business (as defined below).

(B)	The Original Shareholders, the Common Investors, the Series A Investors, Series B Investor and the Series C Investors hold all of the outstanding shares in the Company in the amounts set out in Schedule 2 and have agreed to enter into this Agreement to confirm the terms upon which they will hold such shares.
OPERATIVE PROVISIONS
1.	DEFINITIONS
1.1.	In this Agreement, the following words and expressions shall have the following meanings:-

“Articles”	—	The Memorandum and Articles of Association of the Company from time to time.

“Board”	—	A duly constituted meeting of the Directors of the Company at which a quorum shall be present.

“Business”	—	The holding company for a group of companies carrying on magazine, newspaper, television, radio and other advertising and media related investments and management businesses in Hong Kong and the People’s Republic of China.

“Director”	—	Any director of the Company from time to time.

“ESOP”	—	The Company’s Founders Share Option Scheme dated 2nd January 2004 and Employee Share Option Scheme dated 2nd January 2004.

“Fair Value”	—	The value per Share as shall be determined herein at the relevant time as representing a fair market value of such Share for which purpose, the party making such valuation shall disregard any discount attributable to minority interests and, in which regard, they shall be acting as experts and not as arbitrators.

“Incapacitating Event”	—	The death, bankruptcy or mental incapacity of a Shareholder who is an individual or the insolvency of a Shareholder who is a corporation.

“Investors”	— -	All and any of the Series A Investors and/or the Series B Investor and/or the Series C Investors.

“Nominee”	—	Such nominee or associate to whom any of the Shareholders shall transfer all or any of their Shares in accordance with Clause 3.11.

“Party”	—	All or any of the Investors, the Common Investors, the Company and/or the Original Shareholders.

“Qualified IPO”	—	An underwritten public offering of the Common Shares of the Company where the aggregate net proceeds to the Company equal or exceed US$30 million with a share price not less than three times the then applicable conversion price for Class C Preference Shares.

“Shareholder(s)”	—	All or any of the shareholders of the Company from time to time.

“Shareholding Proportion”	—	In respect of a Shareholder, the proportion that the Shareholder’s interest in Common Shares of the Company (including Common Shares into which the Shareholder’s interest in Preference

Shares could convert) bears to the outstanding Shares of the Company.

“Shares”	—	All or any of the shares in the issued share capital of the Company from time to time.

“Subsidiary”	—	Any subsidiary of the Company (within the meaning of the Companies Ordinance) from time to time.

“Supermajority"`	—	Shareholders representing not less than 75% of the outstanding Shares from time to time, or as the case may be of the outstanding Shares of a particular class.
1.2	For the purposes of interpretation of the provisions herein:-
(a)	words importing the singular shall include the plural and vice versa and any words importing the masculine gender shall include the feminine and neuter gender;

(b)	where any provision contains the expression “and/or” then this shall mean that the relevant provision may apply to either or both of the Parties or all or any of the matters that such expression shall connect;

(c)	any reference to a clause number shall, unless the context requires otherwise, mean the relevant clause in this Agreement.

(d)	headings are inserted for ease of reference only and, save where referred to otherwise, shall not form part of the terms of this Agreement;

(e)	any word or term defined at any point in this Agreement shall bear a like meaning throughout this Agreement;

(f)	any reference herein to a named ordinance shall refer to the relevant ordinance of the laws of Hong Kong; and

(g)	references to “outstanding Shares of the Company” shall, where the context admits, mean the total number of Common Shares issued or agreed to be issued (on an as converted basis for any issued Preference Shares), but disregarding options over Common Shares granted under the ESOP which are not then exercisable [and any Common Shares reserved for grant under the ESOP which are not then vested.]

2.	THE BUSINESS
2.1	Unless otherwise agreed in accordance with this Agreement, the sole purpose of the Company shall be to engage in the Business and its Subsidiaries shall be required to conduct their businesses accordingly.

2.2	It is the Shareholders’ intention that the Business be conducted in the best interests of the Company and its Subsidiaries on sound commercial profit making principles and so as to generate the maximum achievable profit available for distribution to its Shareholders and to achieve a Qualified IPO soon as reasonably practicable.
3.	RIGHTS OF FIRST REFUSAL
3.1	Each Shareholder agrees with each other Shareholder that save as provided by this Agreement or the Articles:-
3.1.1	the Shares may not be pledged, mortgaged, encumbered or otherwise be subjected to any third party charge whatsoever;

3.1.2	they shall not create any option over their Shares or any interest convertible into options in respect of their Shares; and

3.1.3	there shall be no transfer of the legal or beneficial ownership of any of their Shares.
3.2	Subject to Clause 3.11, to Clause 5 and to Clause 17, any Shareholder wishing to transfer the legal or beneficial ownership of all or a portion of its Shares (such Shareholder being referred to as “Vendor”) shall deliver a written notice to the Board, which notice shall be referred to herein as “Sale Notification” and which shall specify:-
3.2.1	the number of Shares which the Vendor wishes to transfer (“Sale Shares”);

3.2.2	the price per Share in cash (“Price”) for which the Vendor proposes to transfer the Sale Shares;

3.2.3	the identity and particulars of the proposed transferee (“Purchaser”), such particulars to include any ultimate beneficial owner(s) of the Purchaser and the number of Shares the Purchaser is willing to buy; and

3.2.4	the other principal terms of the proposed acquisition by the Purchaser of the Sale Shares, provided that,

(i)	once delivered to the Board, a Sale Notification shall be irrevocable without the consent of the Board and shall constitute the Company as the Vendor’s agent for the transfer of the Sale Shares;

(ii)	none of the Original Shareholders shall be entitled to issue a Sale Notification until the earliest of:-
(a)	the second anniversary of the date hereof;

(b)	a Qualified IPO; or

(c)	a sale of all the Shares of the Series C Investors.
(iii)	unless otherwise agreed by the Board or in the case of any employee of the Company, a Shareholder holding a Shareholding Proportion of 2 per cent or less of the outstanding Shares in the capital of the Company from time to time, shall only be entitled to issue a Sale Notification in respect of all but not some only of his interest in Shares of the Company.
3.3	Within seven days of receipt of the Sale Notification, the Board shall send to each Shareholder, other than the Vendor, a written notice (“Offer”) which shall specify:-
3.3.1	the terms of the Sale Notification as set out in Clause 3.2; and

3.3.2	the minimum number of Sale Shares to which the Shareholder receiving such Offer (“Recipient”) shall be entitled (which shall be determined in accordance with Clause 3.9) and the total number of Sale Shares.
3.4	The Recipient shall have the right, within twenty (20) days from receipt of the Offer, to deliver a written notice to the Board (“Acceptance Notice”) of its irrevocable commitment to exercise its rights to purchase a maximum number of Sale Shares (being all or some only of the Sale Shares) as it shall specify in the Acceptance Notice and any lesser number of Sales Shares as shall be allocated to the Recipient in accordance with the provisions of Clause 3.5.

3.5	In the event that any Recipient shall deliver an Acceptance Notice to the Board in accordance with Clause 3.4, then the same shall amount to a binding agreement for the Vendor to sell and for that accepting Recipient to purchase up to such number of Sale Shares applied for under the Acceptance Notice. In case of competition to purchase Sale Shares, the Sale Shares shall be allocated first, to Shareholders giving an Acceptance Notice in accordance with Clause 3.9 and then, in case any surplus Sale Share, in accordance with the relevant Shareholders’ Shareholding Proportion provided that no Shareholder shall be obliged to purchase more Sale Shares than the maximum number specified in its Acceptance Notice.

3.6	The Board shall as soon as practicable issue notice to each Recipient who has given an Acceptance Notice of its allocation of Sale Shares pursuant to the foregoing provision. Completion of the sale and purchase of the Sale Shares shall take place at such time and place as the Board shall notify to the Vendor and the relevant Recipient but which shall in any event be no later than fourteen days after the Latest Date. At completion:-
3.6.1	the relevant Recipient shall pay the Price to the Vendor;

3.6.2	the Vendor shall execute all documents required to transfer those Sale Shares to the relevant Recipient (or its Nominee as it may direct) and shall deliver up to that Recipient the share certificates for the relevant Sale Shares;

3.6.3	the Vendor hereby is deemed warrant to the relevant Recipient:-
(i)	that it is the legal and beneficial owner of the relevant Sale Shares;

(ii)	that the relevant Sale Shares are free and clear of any liens, claims, options, charges, encumbrances or rights of third parties; and

(iii)	that it has the full legal authority to sell, assign and transfer the relevant Sale Shares; and
3.6.4	each of the Vendor and the relevant Recipient shall be responsible for one half of the stamp duty payable in connection with the sale and purchase of such Sale Shares.
3.7	For the purpose of this Clause 3, the “Latest Date” shall mean the latest date by which Recipients could have accepted the Offer for Sale Shares under Clause 3.4.

3.8	If any Sale Shares shall not be accepted by Recipients under Clause 3.4 then the Vendor shall be at liberty to transfer any Sale Shares which shall not have been accepted to the Purchaser within ninety (90) days of the Latest Date at a price not less than Price and on the terms specified in the Sale Notification but not otherwise and provided further that:-
3.8.1	the Vendor shall first procure that the Purchaser shall sign a deed of adherence so as to assume the Vendor’s obligations under this Agreement; and

3.8.2	the Board shall have the discretion to refuse to register a transfer to the Purchaser if it reasonably determines that the proposed transferee would be detrimental to the future business of the Company. In this regard, the Parties confirm that, if the transferee is or is controlled by a competitor of the Company or is someone of ill repute or poor financial standing, then the Board shall be entitled to exercise such a discretion.
3.9	For the purposes of Clause 3.3.2, the minimum number of the Sale Shares to which a Recipient shall be entitled shall be calculated as follows:-
A X C
B

where A =	Common Shares held by the Recipient (on an as converted basis);

B =	Total number of outstanding Shares of the Company minus the total number of Sale Shares (on an as converted basis) to be sold by the Vendor;

C =	Total Number of Shares (on an as converted basis) to be sold by Vendor.
3.10	If the formula set out in Clause 3.9 shall result in any fractional entitlements to any Recipient to Shares, then the Board may, as it thinks expedient and without being held responsible by any Shareholder therefor:-
(i)	increase such entitlement to the next whole number of Shares; or

(ii)	decrease such entitlement by disregarding the relevant fraction.
3.11	The above restrictions shall not inhibit any transfer of:-
3.11.1	the legal ownership of Shares where the same shall not result in any change in the beneficial ownership of such Shares;

3.11.2	the legal or beneficial ownership to any associate of the Shareholder (within the meaning of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited); or any members of that shareholders’ family or trust for the benefit of that Shareholder and/or its family, provided that, in the case of any such transfer:-
(i)	the transferring Shareholder shall procure that the transferee shall execute a deed of adherence so as to assume the transferring Shareholder’s obligations herein and the transferring Shareholder shall indemnify the other Shareholders in respect of any breach of this Agreement by such transferee; and

(ii)	should the transferee at any time thereafter cease to fulfil the requirements set out either Clause 3.11.1, or 3.11.2 (as the case may be), then the transferring Shareholder shall forthwith procure that the legal and beneficial ownership of such Shares are transferred back to it.
3.12	All certificates for Shares shall bear the following legend:-

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”
4.	CO SALE RIGHTS
4.1	Right of Co-Sale

On a proposed sale by an Original Shareholder (being a “Vendor” pursuant to Clause 3), an Investor who does not exercise its rights of first refusal pursuant to Clause 3, may, in lieu of the same (but without prejudice to the rights of first refusal of other Shareholders in respect of the Vendor’s Sale Shares under Clause 3), notify the Vendor and the Board of its wish to sell all or any part of its Shares on the same terms as those on which the Vendor proposes to sell its Shares to the Purchaser. The Investor’s right of co-sale shall be determined as of the date that the Sale Notification is delivered to the Company and shall be equal to the number of Sale Shares (or such larger number of Shares which the Purchaser is willing to purchase) (on an as converted basis) multiplied by a fraction, the numerator of which is the number of Shares held by the Investor(on an as converted basis) and the denominator of which is the sum of (x) the total number of Shares (on an as converted basis) held by all the Investors plus (y) the total number of Shares (on an as converted basis) held by the Vendor (the “Right of Co-Sale Pro Rata Share”). The Investor exercising its co-sale right shall have the right to sell (and the Vendor shall procure the sale) to the Purchaser of such Investor’s Right of Co-Sale Pro Rata Share simultaneously with the closing of such sale to the Purchaser, subject to the terms and conditions set forth in the Sale Notification.
4.2	Mechanics of Sale
4.2.1	The Investor shall exercise its sale right by delivering a notice of exercise to the Vendor (with a copy to the Board) within 20 Days after the date that the Sale Notification has been delivered by such Vendor to the Company.

4.2.2	The Vendor shall assign to the Investor who exercises its co-sale right as much of its interest in any agreement of sale with the Purchaser that the Investor shall be entitled to and shall accept. To the extent that any Purchaser prohibits such assignment or otherwise refuses to purchase

Shares from such Investor, the Vendor shall not sell to such Purchaser any Shares unless and until, simultaneously with such sale, such Vendor shall purchase such shares from the Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Sale Notification.
4.3	Exceptions to Right of Co-Sale

The Right of Co-Sale shall not apply to (i) sales of Shares by any Original Shareholders in a Qualified IPO; (ii) sales of Shares by any Original Shareholders in connection with a merger, consolidation or, sale of all or substantially all of the assets or reorganisation of the Company; or (iii) the transfer of any or all of any Original Shareholder’s Shares to a Nominee.
5.	DRAG ALONG RIGHTS

In the event that the Shareholders or the Company receive a written bona fide offer to purchase all of the outstanding Shares of the Company which holders of more than fifty per cent of the outstanding Shares of the Company wish to accept and for which purpose they shall have received a written offer to purchase for cash all the outstanding Shares based on a valuation of the Company being no less than US$90,000,000 (“Takeover Offer”) then the remaining provisions of this Clause shall apply instead of Clauses 3 and 4.
5.1	at the written request of the Shareholders wishing to accept the Takeover Offer representing more than fifty per cent of the outstanding Shares of the Company (the “Selling Members”) and notwithstanding Clauses 3 and 4, each Shareholder shall be required to participate in such sale by selling to the prospective Purchaser all of their Shares for the same price and the same terms and conditions set out in the offer, and to vote all of such Shareholder’s Shares in favour of such transaction.

5.2	The Selling Members shall give to each other Shareholder a notice (an “Obligation to Sell Notice”) containing a description of the material terms of such proposed transaction including the name and address of the proposed transferee, the consideration per share offered by the proposed transferee, the payment terms and closing date, which shall be a date not less than 60 days after the giving of the Obligation to Sell Notice, and including a copy of any written offer, letter of intent, term sheet or contract of sale.

5.3	All Shareholders shall be treated equally in a Takeover Offer under this Clause 5 and shall receive the same consideration per Share in connection with the transaction.

5.4	It shall be a condition of the drag-along right under this Clause 5 that the Selling Member discloses all material facts and circumstances and all material aspects of any transaction to all Shareholders and that all Shareholders are provided with definitive agreements for the transaction at least ten (10) days prior to the anticipated signing date. In the event that the proposed transferee shall be an associate of a Selling Member (“Associate Transaction”), then the terms of Clause 5.5 shall apply.
5.5	In the event of an Associate Transaction, the application of Clauses 5.1 and 5.2 shall be delayed whilst the Company obtains an opinion [from an independent investment banking or valuation firm of repute (“Valuers”) who shall determine if the proposed Associate Transaction is at a Fair Value. If the Valuers shall determine that the Takeover Offer is not at a Fair Value, then the terms of Clauses 5.1 and 5.2 shall apply provided however that the Shareholders other than the Selling Party shall first be able to exercise their rights pursuant to Clause 3 hereof in respect of such sale.
6.	PRE EMPTION RIGHTS
6.1	Restriction: The Parties confirm and undertake to each other that the Company will not issue any new securities (“New Shares”) without the Company first offering the New Shares for subscription by the Shareholders in a number as nearly as practicable equal to the Shareholding Proportion immediately prior to the issue of the New Shares in accordance with the provisions of this Clause 6.

6.2	Issue Notice: In the event that the Company proposes to issue any New Shares, then the Board shall send a written notice (“Issue Notice”) to each Shareholder which shall specify:
6.2.1	the type of Shares to be issued;

6.2.2	the price and the terms upon which the Company proposes to issue such New Shares;

6.2.3	(if known) the proposed subscriber for such New Shares; and

6.2.4	the number of New Shares in the proposed issue, equal to the Shareholder’s Shareholding Proportion over which the Shareholder shall be entitled to exercise its pre emption rights.
6.3	Exercise: Each Shareholder shall have the right, within fourteen 14 days from receipt of the Issue Notice, to deliver a written notice to the Board stating that it wishes to exercise its pre emption rights over up to the number of New Shares and on the terms specified in the Issue Notice (“Issue Acceptance Notice”).

6.4	Where all Shareholders do not exercise their pre emption rights in full over the offer of New Shares, the Board may (but shall not be obliged to) give each Shareholder exercising in pre emption rights over all of its offer of New Shares, notice (a “Second Issue Notice”) of any New Shares that remain available for subscription. A Shareholder entitled to a Second Issue Notice shall be entitled within fourteen (14) days of such Second Issue Notice to deliver a written notice (“Second Issue Acceptance Notice”) to the Board of its wish to subscribe for all or some of the New Shares that remain available for subscription. In case of competition, the Board shall allocate the New Shares to Shareholders giving a Second Issue Acceptance Notice in their respective Shareholding Proportions Provided however that no Shareholder shall be obliged to subscribe for more New Shares than the amount specified in its Issue Acceptance Notice and Second Issue Acceptance Notice.
6.5	Closing: An Issue Acceptance Notice delivered by a Shareholder shall create a binding agreement for that Shareholder to buy and the Company to sell the number of New Shares set out in such notice or if applicable allocated in the Shareholding Proportion in accordance with Clause 6.4 to that Shareholder at the price specified in the Issue Notice and on the following terms:-
6.5.1	all such sales and purchase of New Shares shall be completed at the same time on such day as the Board shall determine after the offer of New Shares shall close provided that the Board shall give the relevant Shareholders purchasing New Shares not less than seven days advance notice of the date for completion; and

6.5.2	the Board shall be required to deliver a notice pursuant to Clause 6.5.1 within forty five (45) days of the Issue Notice (or such longer period as is agreed between the Company and all Shareholders delivering an Issue Acceptance Notice).
6.6	Non exercise and Lapse: In the event that:-
6.6.1	the Shareholders shall fail to exercise their pre emption rights over all the New Shares in accordance with the foregoing provision, then the Company shall have ninety-days after the expiration of the last time for any Shareholder to accept the offer of New Shares to sell those New Shares in respect of which such rights were not exercised by Shareholders provided that such sale shall comply with all of the terms specified in the Issued Notice; and

6.6.2	if the Company has not issued and sold such New Shares in accordance with such offer pursuant to Clause 6.6.1 within the said period of ninety days, then the Company shall not thereafter issue any further Shares without first complying with the provisions of this Clause 6.
6.7	Exceptions: The foregoing provisions of this Clause 6 shall not apply to issue of New Shares in the following circumstances:-
6.7.1	the issuance of Shares equal to no more than 15% of the outstanding Shares pursuant to the ESOP adopted by the Company for the full time employees of the Group from time to time;

6.7.2	a pro-rata distribution to all Shareholders by way of dividend; or

6.7.3	a pro-rata distribution to all Shareholders on a reorganization of the Shares; or

6.7.4	a New Issue approved by a Supermajority of the Common Shareholders and a Supermajority of the Preference Shareholders; or

6.7.5	the issuance of no more than 5,000 Common Shares pursuant to the Sale and Purchase Agreement dated 15th August 2003 and entered into between the Company and Lau Yi Fan for the purposes of acquiring the Media 2U Group of Companies.
7.	BOARD OF DIRECTORS
7.1	Until otherwise agreed by the Shareholders in accordance with Clause 11, the number of Directors shall be limited to five (5). The Directors initially to be elected by the respective Shareholders are stated in Clause 8.

7.2(a)	The Original Shareholders shall by majority vote be entitled to elect three (3) Directors and to cause the removal of any Director so elected. The Directors elected by the Original Shareholders are designated “A” Directors.
(b)	AsiaStar IT Fund L.P. shall, while its outstanding Series C Preference Shares represent not less than 10 percent of the outstanding Shares of the Company, be entitled to elect one (1) Director and to cause the removal of a director so elected.

(c)	The Series A Shareholder, Series B Shareholder and Series C Shareholder shall by majority vote be entitled to elect one Director while the Series C Preference Shareholders continue to enjoy the right under Clause 7.2(b) to elect one Director, and shall be entitled to elect two Directors at such time as the Series C Preference Shareholders no longer enjoy the rights to elect one Director under Clause 7.2(b).

(d)	The Directors elected by the Preference Shareholders under the provisions of Clauses 7.2(b) and/or 7.2(c) are designated “B” Directors.

7.3	Two (2) seats on the Board shall be reserved for additional Directors as the Company shall appoint from time to time.

7.4	Every request for the election or removal of a Director by a Shareholder shall be in writing and signed by or on behalf of the relevant Shareholders or by a majority of the relevant class of Shareholders, as the case may be, and shall be delivered to the principal office for the time being of the Company.

7.5	All decisions of the Board shall be taken by a majority of the Board save for the matters set out in Clause 11.2 below.

7.6	The Board shall meet at places convenient to the Directors but in the absence of any agreement Board meetings shall be held in Hong Kong, from time to time as the Board may decide for purposes of discussing reports and other matters (including reviewing the investments of the Company) but not less than every three (3) months. Board meetings shall generally be convened on the direction of the Chairman but any Director may convene a meeting of the

Board by giving the other Directors not less than fifteen (15) days’ notice (including the provision of an agenda of such meeting).
7.7	Each Director shall be entitled by written notice to the Company to appoint an alternate Director to represent him at any meeting of the Board. Such alternate Director shall be entitled while holding such office to receive notices of all meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, duties and authorities and to perform all functions of the Director appointing him. A Director or any person may act as an alternate Director to represent more than one Director and an alternate Director shall be entitled at meetings of the Board to count in the quorum and to exercise one vote for every Director whom he represents in addition to his own vote (if any) as a Director.

7.8	At least fifteen (15) days’ notice of meetings of the Board (including details of the agenda) shall be given to each Director at such address as he or it shall from time to time notify to the Company for this purpose. In the case of urgent business the right to receive notice may be waived by any Director by cable, facsimile or otherwise in writing. Each notice of meeting of the Board shall contain an agenda of the business to be discussed at such meeting.

7.9	Each Director present personally or by his alternate shall have one vote at all meetings of the Board. The quorum of all meetings of the Board shall be two (2) Directors, including in each instance at least one “A” Director elected by the Original Shareholders and one “B” Director elected by the Preference Shareholders in accordance with Clause 7.2 (or their alternate), provided that where no quorum is present at any duly convened meeting, the meeting shall be adjourned on notice to all Directors for seven (7) days thereafter at the same time and place or, if not a business day, to the next Business Day thereafter. If at such adjourned meeting a quorum once again is not present there, such Directors as are present at such meeting shall be the quorum.

7.10	Subject always to Clause 11.2 below, a resolution in writing circulated to all the Board and signed by a majority of the Board including at least one A Director and one B Director shall be valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held on the day in which the document was last signed by an affirmative Director. A copy of any resolution in writing shall be sent to every Director. For the purposes of this sub-clause, “in writing” and “signed” include approval by facsimile and cable in writing.

7.11	Discussion at all meetings of the Board shall be duly recorded by such person as the Board may direct and minutes of such meetings shall be drawn up and circulated to all the Directors within ten (10) days after the date of the meeting of the Board.

7.12	A Director shall not be prohibited from voting or being counted in a quorum at any meeting of the Board in respect of any contract or arrangement in which he is or may be interested provided he has disclosed the nature of his interest in accordance with the Articles.

7.13	The Shareholders acknowledge that where any Director is appointed by Asia Star IT Fund or by the Series C Preference Shareholders under a right conferred by this Agreement, that Director, in performing any of his duties or exercising any power, right or discretion as a Director, shall be entitled to have regard to and represent the interests of the Shareholder(s) causing his election, and to act on the wishes of such Shareholder(s).

7.14	The meetings of the Board may be conducted by means of telephone or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants without the need for a Director to be in the physical presence of the other Directors and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting for the entire duration of the meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A Director may disconnect or cease to participate in the meeting if he makes known to all other Directors participating that he is ceasing to participate in the meeting and such Director shall, notwithstanding such disconnections, be counted in the quorum for such meeting in respect of any resolutions passed at the meeting before he ceases to participate. The minutes of such a meeting signed by the Chairman shall be conclusive evidence of any resolution of any meeting conducted in the manner as aforesaid. A meeting conducted by the aforesaid means is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one (1) of the Directors participating in the meeting was at that place for the duration of the meeting.

7.15	The Company shall procure that each of its Subsidiaries agrees to and adopts corporate governance arrangements as shall be appropriate to effect as nearly as may be the arrangements set out in Clauses 7 to 11 hereof. The Parties shall inform one another promptly upon becoming aware of any action by the board of directors of any Subsidiary of the Company inconsistent with the foregoing and use their respective best endeavours to cure any such inconsistency as promptly as practicable.

7.16	The Board shall work towards obtaining the following (subject to available cash flow from time to time):-
(i)	the provision of Keyman Insurance with the proceeds payable to the Company in the minimum amount of US$1 million (one million United States dollars) for each of Messrs Peter Brack, Robby Yung and Julia Zhu;

(ii)	the Directors’ and Officers’ indemnity insurance coverage for all Directors and Officers of the Company in an amount specified by the Board.
8.	DIRECTORS
8.1	The Shareholders shall procure that the following persons (or such other persons as may be nominated by the Shareholders in accordance with Clause 7.2 above) are appointed Directors of the Company with effect from the date of this Agreement (to the extent the same have not already been so appointed):-

“A” Directors appointed by Original Shareholders	:	Peter Bush Brack Zhu Ying William Hong-san Yung Yung

“B” Director appointed by Series C Preference Shares	:	Jerry Sze

“B” Director appointed by Series A, B and C Preference Shares	:	John Zwaanstra
8.2	The Chairman of the Board shall be appointed by the A Directors and the first Chairman shall be Peter Brack. In case of an equality of votes at a meeting of the Board, the Chairman shall be entitled to exercise a second or casting vote.
9.	SHAREHOLDERS’ MEETINGS
9.1	All Shareholders shall receive notice of all meetings of Shareholders and shall be eligible to attend and participate therein. The number of Shareholders necessary to form a quorum for the transaction of business at a meeting of the Shareholders shall be Shareholders holding not less than a majority of the outstanding Shares in the Company determined on the basis as if all outstanding securities then convertible into Common Shares (except options granted under the Employee Share Option Plan) had been so converted, present personally or by representative, attorney or proxy, provided, however, that at any meeting of Shareholders at which a matter is considered on which the Preference Shareholders or any class of Preference Shares is entitled to a separate class vote, the presence (as aforesaid) of the holder(s) of no less than fifty per cent (50%) of the relevant Series of Preference Shares outstanding at the time shall also be required to constitute a quorum. All matters raised at a meeting of the Shareholders shall, unless otherwise required by The Companies Law or the Articles or Clause 11.2 of this Agreement, be decided by ordinary resolution of the Shareholders present at the meeting, provided that all matters submitted to a vote of Shareholders shall be decided by ballot rather than show of hands.

9.2	If within half an hour from the time appointed for holding the meeting a quorum is not present, the meeting shall stand adjourned to the same time seven (7) days following at the same time and place upon notice to all

Shareholders. If at such adjourned meeting a quorum once again is not present, there shall be a further adjournment for an additional seven (7) days on notice to all Shareholders. If at such further adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, then (without prejudice to any requirement for a separate class vote of the Preference Shareholders or any class of Preference Shareholders) the Shareholders present at such adjourned meeting shall be the quorum.
9.3	Subject always to Clause 11.2 below, a resolution in writing circulated to all Shareholders or, as the case may be, all the Shareholders of a particular class of Shares and signed by holders of a majority of the outstanding Shares of the Company (or Shares of the relevant class) determined on the basis referred to in Clause 9.1 shall be valid and effectual as it had been a resolution passed at a meeting of the Shareholders on the date that is seven (7) days after the circulation of the resolution in writing or, if later the date that it is signed by holders of a majority of the outstanding Shares of the Company (or Shares of the relevant class). Any such resolution may consist of several documents in like form, each signed by one or more Shareholder or their attorneys and signature in the case of a corporation which is a Shareholder shall be sufficient if made by an officer or representative of that corporation.
9.4	The provisions of Clause 7.14 shall apply mutatis mutandis to meetings of Shareholders and/or any class meetings of Shareholders with reference to the Board construed a reference to Shareholders and to a Director, to a Shareholder or his representative.

9.5	In respect of any votes to be made by Series C Investors at meetings of the Shareholders and/or their Class, the Original Shareholders irrevocably confirm to the Series C Investors other than themselves (“Remainder”) that they shall exercise their voting rights in respect of their Class C Preference Shares in accordance with the written instructions of a majority in value of the Remainder and that they will sign all documents necessary to convene a meeting of Series C Investors on short notice if so directed by the Remainder.
10.	ADMINISTRATION
10.1	The Board will be responsible for the management and supervision of the Company’s business.

10.2	The Board shall promptly appoint an Audit Committee and a Compensation Committee, appointments to which shall be made by the Board from time to time. At least one B Director (initially Mr Jerry Sze) shall be appointed to the Audit Committee and the Compensation Committee.

10.3	In accordance with the Articles, the Board may delegate such functions of the Board to such committees as it deems appropriate.
11.	SHAREHOLDER AND DIRECTOR VOTING

11.1	The Board shall be required to consider and determine at least the following matters.
(a)	the declaration or payment of any dividend or distribution or otherwise the repurchase or redemption of any equity security;

(b)	the sale, mortgage, pledge, lease, transfer or other disposition of the Company’s or any Group Company’s assets which is (i) outside the ordinary course of business or (ii) in excess of US$500,000 in aggregate and not approved in the Business Plan;

(c)	the adoption and approval and any amendment to the business plan of the Company and quarterly and annual budget (the “Business Plan”);

(d)	incurring any indebtedness or assuming any financial obligation or issuing, assuming, guaranteeing or creating any liability for borrowed money in excess of US$500,000 in aggregate at any time outstanding (unless such liability is incurred pursuant to the then current Business Plan);

(e)	making any capital expenditure or other purchase of tangible or intangible assets in any year in excess of US$500,000 in aggregate at any time outstanding (unless such liability is incurred pursuant to then current Business Plan);

(f)	engaging in any transactions under which the Company’s aggregate obligations to such party or entering into any transaction or agreement or contract with any party are unlimited or potentially exceed US$250,000 per year in the aggregate;

(g)	the entry into any joint venture arrangement or the establishment of a material subsidiary;

(h)	entering into any transaction or agreement or contract with any shareholders, directors, officers or employees of the Company or Group Company; and

(i)	subject to Clause 11.2 (h), exercising (including varying, amending, or waiving) Redgate Media (HK) Limited’s (“RMHK”) rights under the Profit Target Agreement with Starsome Limited dated 9 March 2001 (“Profit Target Agreement”) and/or the rights of the Company or any subsidiary under the Subscription Agreement relating to Winmax Resources Limited;
11.2	Neither the Shareholders nor the Board shall pass the shareholder or board resolutions approving or effecting any of the following transactions involving the Company or any of its Subsidiaries, and the Company shall not take any actions which will result in the following transactions taking effect, unless either the written consents have been obtained from, or at a general meeting of

Shareholders at which resolutions for the approval of such transactions have been proposed and the affirmative votes cast by the holders of Supermajority of Preference Shares (or their representatives or proxies):
(a)	the sale or issue of any equity or debt security or warrant, option or other right to purchase any equity or debt security (with the exception of Board-approved options to employees not exceeding 15% of the total number of fully-diluted shares of the Company after the date hereof pursuant to the ESOP and any shares issued upon conversion of Preference Shares) otherwise than on a basis that such securities are first offered to Shareholders on the basis set out in this Agreement Provided further, that no such sale of securities of the Company being a sale of Common Stock or securities giving a right to convert into or subscribe for or have issued Common Stock of the Company at a price less than the Series C Conversion Price immediately prior to such proposed issue shall take place without the written consent of the majority by value of the Series C Preference Shareholders;

(b)	making or effecting any merger with another entity or passing any resolution or taking any steps relating to dissolution, reorganisation, winding up or liquidation;

(c)	engaging in any business materially different from the Business or ceasing to conduct the Business;

(d)	substantive amendment to the Articles and/or changing the number of Directors of the Company;

(e)	undertaking an initial public offering that is not a Qualified IPO.

(f)	selling or otherwise disposing of all or more than fifty per cent (50 per cent) of the assets of the Company in one or a series of related transactions, including the Company interest in Group Company and affiliates;

(g)	the creation or issue of a new class of Shares having rights preference or privileges in parity with or in priority to the Series C Preference Shares; or

(h)	exercising RMHK’s rights to make an election pursuant to Paragraph 5 (iii) of the Profit Target Agreement.
12.	INVESTOR RIGHTS
12.1	Demand Registration
(i)	In addition to all other rights of the Investors pursuant to the Articles and/or herein contained with effect from the earlier of (i) the second anniversary of the date hereof and (ii) 180 days after a Qualified IPO and subject to the conditions of this Clause 12.1, if the Company shall receive a written request from the Holders of at least 50% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding having an anticipated aggregate offering price of at least US$25,000,000 (if such request is made before the Qualified IPO of the Company) or US$5,000,000 (if such request is made after the Qualified IPO of the Company) (a “Qualified Public Offering”), then the Company shall, within 30 days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Clause 12.1, use its best efforts to file and have declared effective, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered.
(ii)	If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Clause 12.1 or any request pursuant to Clause 12.3 and the Company shall include such information in the written notice referred to in Clause 12.1(i) or Clause12.3(i), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company with the approval of the Initiating Holders (whose consent shall not be unreasonably withheld), if the request for registration is made before the IPO of the Company, or, in the case where the request for registration by the Initiating Holders is made after the IPO of the Company, the underwriter or underwriters selected for such underwriting by the Initiating Holders. Notwithstanding any other provision of this Clause 12.1 or 12.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, based on the number of Registrable Securities held by each Holder; provided however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities including those of the Company and any shareholders of the Company (other than the Holders) proposed to be included in such underwriting are first entirely excluded from the underwriting. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(iii)	The Company shall not be required to file a registration pursuant to this Clause 12.1:
(a)	prior to the earlier of (1) the second anniversary of the First Completion Date or (2) 180 days following the effective date of the registration statement pertaining to the IPO;

(b)	after the Company has effected two registrations pursuant to this Clause 12.1, and such registrations have been declared or ordered effective provided however if, in relation to any registration, less than 75% of the Registrable Securities which are the subject of such registration are sold, such registration shall not count as a registration for the purposes of this Clause 12.1(iii)(b);

(c)	if the Initiating Holders propose to dispose of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 12.3 below; or

(d)	if the Company shall furnish to Holders requesting a registration statement pursuant to this Clause12.1, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its Shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided that such right to delay a request pursuant to this Clause or Clause 12.3(i)(b)(4) shall be exercised by the Company not more than once in any 12 month period.
12.2	Piggyback Registrations
(i)	The Company shall notify all Holders of Registrable Securities in writing at least 30 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 30 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(ii)	If the registration statement under which the Company gives notice under this Clause 12.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Clause 12.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis. In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Holders without the written consent of Holders of at least 50% of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
12.3	Form S-3 or Form F-3 Registration
(i)	Following the IPO, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3, as applicable, for secondary sales (or any successor form that may be adopted by the Commission). In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (or any successor to Form S-3 or Form F-3), as applicable, or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)	promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 30 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Clause 12.3:
(1)	if Form S-3 or Form F-3 (or any successor or similar form) is not available for such offering by the Holders,

(2)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000,

(3)	if within 30 days of receipt of a written request from any Holder or Holders pursuant to this Clause 12.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within 90 days, provided, that such right to delay a request shall be exercised by the Company not more than once in any 12 month period;

(4)	if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Clause 12.3; provided, that such right to delay a request pursuant to this Clause 12.3 and Clause 12.1(iii)(d) shall be exercised by the Company not more than once in any 12 month period,

(5)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(6)	more than once in any six month period.
(ii)	Subject to the foregoing, the Company shall file a Form S-3 or Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders provided however that the Company shall not be required to effect more than one registration. Registrations effected pursuant to this Clause 12.3 shall not be counted registrations effected pursuant to Clauses 12.1 or 12.2, respectively.
12.4	Expenses of Registration

Subject to compliance with applicable “blue-sky” laws, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Clauses 12.1, 12.2 and 12.3 shall be borne by the Company.

12.5	Applicability of Clause 12.1

Clause 12.1 to Clause 12.4 shall not apply unless and until (i) the Board has made a decision in favour of a listing on the New York Stock Exchange or NASDAQ National Market and (ii) such listing at the values set out in this Clause 12 are reasonably feasible in light of the then prevailing market conditions.

12.6	Public Offerings

The Parties’ intention is to achieve as soon as is reasonably practicable a Qualified IPO for the Company or an underwritten public offering for shares in its Subsidiaries. In the case of the Subsidiaries, it is intended for such offering that the aggregate net proceeds to such Subsidiary equal or exceed US$15 million) and that the same shall also apply to the Company’s indirect holding in the One Media Group. In the event of any such offering, the Company shall take steps reasonably available to it to cause distributions to the Shareholders to participate in the same directly Provided however, this provision shall not require the Company to take steps which in the opinion of the relevant sponsor for such initial public offering are likely to prejudice such offering in a material respect.
13.	INCAPACITATION OF A SHAREHOLDER
13.1	In the event of an Incapacitating Event occurring to any of the Shareholders (“Relevant Party”), then the terms of this Clause 13 shall apply.

13.2	At any time after the Incapacitating Event, the Board may determine that an offer should be made to purchase the Shares of the Relevant Party and shall offer the same to the remaining Shareholders.

13.3	For the purpose of a notification pursuant to Clause 13.2, the terms of Clauses 3.2 to 3.7 and Clauses 3.10 and 3.11 hereof shall apply to such offer and for which purposes:-
13.3.1	the legal representatives of the Relevant Party shall be deemed to be the Vendor; and

13.3.2	the Price shall be the Fair Value as determined by the auditors of the Company.
14.	FINANCES
14.1	The Company undertakes and the Shareholders agree that the Company shall maintain adequate books and records in compliance with General Accepted Accounting Principles and/or International Accounting Standards and further agree that:-
14.1.1	as soon as reasonably practicable after the end of a financial year, and in any event, within 120 days of the end of such financial year, to deliver to each Investor holding in excess of 2% of the outstanding Shares (“Qualifying Investor”) full audited accounts of the Company certified by the auditors of the Company;

14.1.2	within 45 days of the end of each quarter to deliver to each Qualifying Investor unaudited management accounts for such quarter.

14.1.3	as soon as reasonably practicable prior to each financial year, and in any event, no less than 30 days before the commencement of such financial year to deliver an operating budget to the Qualifying Investor for the next succeeding financial year.
14.2	The Board shall approve:-
14.2.1	an annual capital budget;

14.2.2	any assumption of debt by the Company and/or its Subsidiaries and/or any guarantees of debt or other obligations by them of another entity in each case in excess of US$5 million outstanding at any time; and

14.2.3	any recommendation for the payment of dividends.
15.	STOCK OPTIONS
15.1	That at a date to be determined by the Board, 15% of the then outstanding Shares shall be reserved for issuance to officers and employees pursuant to an employee stock option plan, the terms whereof shall be approved by the Board.

15.2	All options to be granted pursuant to the ESOP will vest in equal annual tranches over a three year period on the full completion of each year service (with no partial year service counting towards any vesting) provided that all such options shall fully vest on an earlier Qualified IPO, initial public offering of any Subsidiary (to include One Media Group) or any sale of all or substantially all of the Shares or assets of the Company.

15.3	The exercise price of options pursuant to the ESOP shall:-
15.3.1	at all times be at an agreed discount to the Fair Value of the Shares to which the options relate at the date of grant of those options; and

15.3.2	such exercise price shall be approved by the Board.
16.	DIVIDEND POLICY AND RESERVES

Each of the Shareholders shall take such action as may be necessary to procure that, subject to the making of prudent and proper reserves and the retention out of profits of funds to meet any requirements as to solvency or otherwise applicable to the Company (whether under any statute, regulation or ruling, whether or not having the force of law on a pro-rata basis in Hong Kong, or otherwise), the Company distributes to and among the Shareholders in such amount as the Board shall agree upon from time to time after provision for tax paid or accrued due in any financial year, such profits being declared by way of dividend to the Shareholders within 120 days from the end of that financial year in accordance with the rights to dividends set out in the Articles and shall be paid to the Shareholders within 30 days from the date of such declaration.
17.	EVENT OF DEFAULT
17.1	If any of the events set out in sub-clauses (a) to (d) below shall occur in relation to any Shareholder (the “Defaulting Party”), it shall constitute a “Default Event” for the purposes of this Clause 17:
(a)	if the Defaulting Party shall commit a material breach of any of its obligations under this Agreement and shall fail to remedy such breach (if capable of remedy) within thirty (30) days after being given notice by a majority in value of the other Shareholders (other than the Company) to do so; or

(b)	if the Defaulting Party shall go into liquidation whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation with the consent of the other parties (other than the Company), such consent not to be unreasonably withheld) or if a petition shall be presented or an order made from the appointment of an administrator in relation to the Defaulting Party or if a receiver, administrative receiver, judicial manager or manager shall be appointed over any part of the assets or undertaking of the Defaulting Party or if any event analogous to any of the foregoing shall occur in any jurisdiction; or

(c)	if the Defaulting party shall compound or make any composition or arrangement with its creditors; or

(d)	if the Defaulting Party shall sell, transfer, lease or otherwise dispose of the whole or substantially the whole of its assets, rights and undertakings.
17.2	Where a Default Event occurs, any Shareholder other than the Defaulting Party (each a “Non-Defaulting Party”) may give written notice thereof to the Defaulting Shareholder and the Company specifying in such notice the Default Event (the “Default Notice”) and thereafter shall, without prejudice to any other rights and remedies which the Non-Defaulting Parties have pursuant to law or otherwise, be entitled to a call option (the “Default Call Option”), being the right of each Non-Defaulting Party to require the Defaulting Party to sell to each Non-Defaulting Party free from all liens, charges, restrictions, options and other encumbrances and with all rights and benefits attaching thereto, all (and not some only) of the Shares as the case may be, held by the Defaulting Party for the time being in the capital of the Company (the “Defaulting Party’s Shares”) on the terms and subject to the conditions contained herein.

17.3	The Default Call Option may be exercised by a Non-Defaulting Party by serving a notice (the “Default Call Option Notice”) on the Defaulting Party copied to the Company within a period of sixty (60) days from the date of the Default Notice specifying the breach or default referred to in Clause 17.2 above, failing which it will lapse.

17.4	Upon delivery of the Default Call Option Notice, the Defaulting Party shall be deemed to have served on each Non-Defaulting Party an Offer under Clause 3.3 in respect of all of the Shares held by the Defaulting Party as at the date of the service of the Default Notice on the Company and the provisions of Clause 3 shall apply as if the Default Notice were the Offer, with the following modifications:-
(a)	all references in Clause 3.2 to Vendor shall be to the “Defaulting Party”;

(b)	all references to “Sale Shares” shall be to “Defaulting Party’s Shares”;

(c)	the Price for each of the Defaulting Shareholder’s Shares shall be as set out in sub-clause 17.6 below; and

(d)	the Defaulting Shareholder shall not be entitled to withdraw the Offer and the Company shall serve on each Non-Defaulting Party a notice within fourteen (14) days after its receipt of the Default Notice, and such notice by the Company shall state (i) such Non-Defaulting Party’s entitlement (calculated pursuant to Clause 3.10), (ii) the Price for each

Default Option Share and (iii) the date by which such Non-Defaulting Party is required to accept the Offer.
17.5	The Defaulting Party’s Shares shall be sold free from all liens, charges, restrictions, options and other encumbrances and with all rights and benefits attaching thereto, and the Defaulting Party shall be responsible for obtaining (or paying the cost of obtaining) all relevant approvals, consents and permits from all applicable governmental, regulatory, supervisory or administrative bodies or agencies.

17.6	The Price of each of the Default Option Shares shall be (i) the price that is agreed between the Defaulting Party and the majority by value of the Non-Defaulting Parties within 14 days of Default Call Option Notice or (ii), failing such agreement on the Price, the sum equal to [75%] of the Fair Market Value of the Default Option Shares.

17.7	[In this Clause the expression “Fair Value” means the price as determined by Valuers appointed by the Company in accordance with Clause 5.5 at the expense of the Defaulting Shareholder (and in so determining, the Valuer shall be deemed to be acting as experts and not as arbitrators) of a Share of the Company.]

17.8	In acting under Clause 17.7, the Approved Valuer shall take into consideration the following assumptions:
(a)	valuing the Common Shares of the Defaulting Party on the basis of an arm’s length sale between a willing vendor and a willing purchaser;

(b)	that the Company would continue to carry on its business as a going concern; and

(c)	there shall be no discount or enhancement in the value of the Default Option Shares by reference to the number of the Default Option Shares as a rateable proportion of the issued share capital of the Company.
17.9	Promptly after the Company’s receipt of notice of the Fair Market Value, the Company shall send to each Non-Defaulting Party the notice specified in Clause 17.4. Where the Offer is accepted as to less than all the Defaulting Party’s Shares, the Company shall send a further notice in accordance with Clause 17.4, and upon expiration of the period specified in such further notice, the Company shall notify the Defaulting Party and each Non-Defaulting Party of the date selected by the Company for completion of the sale and purchase of the Default Option Shares (the “Default Option Completion”). The Default Option Completion shall take place at the registered office of the Company on the date specified by the Company not less than seven (7) days after the date of the notification by the Company or such other date as the Defaulting Party, the Default Transferee(s) and the Company may agree.

17.10	On the Default Option Completion, the Defaulting Party shall deliver to the Default Transferee(s):

(a)	a duly executed transfer form in favour of the relevant Default Transferee(s) or as it/they may direct;

(b)	the share certificates in respect of the Default Option Shares; and

(c)	any other document which may be required to enable the Default Transferee(s) to obtain the effective transfer of the Default Option Shares to it and to be registered as the holder thereof, and the Defaulting Party shall procure the resignations of the Directors which were appointed pursuant to its nominations, if any, which said resignations shall take effect on the date of the Default Option Completion.

17.11	On the Default Option Completion, the Default Transferees shall pay the purchase price for the relevant number of Default Option Shares to be purchased by it in US Dollars by way of a cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong and made out in favour of the Defaulting Party or in such other manner as agreed to by the Defaulting Party and the Default Transferee in writing.

17.12	In the event that the Defaulting Party fails to complete the sale and purchase of the Default Option Shares on the Default Option Completion, the Company shall be deemed to have been appointed attorney of the Defaulting Party with full power to execute, complete and deliver, in the name and on behalf of the Defaulting Party, transfers of the Default Option Shares to the Default Transferee(s) and/or its nominees against payment of the purchase price for the Default Option Shares to the Company.

17.13	On payment of the purchase price to the Company, each Non-Defaulting Party shall be deemed to have obtained a good discharge for such payment and the Company shall cancel the share certificate representing the Default Option Shares issued in favour of the Defaulting Party and issue and deliver new share certificates for the Default Option Shares to the Default Transferee(s) or its nominees. On execution and delivery of the transfer of the Default Option Shares, the Default Transferee(s) shall be entitled to require that its name and/or its nominees’ names be entered in the Company’s Register of Members as the holder of the Default Option Shares and the Company shall so enter the name of the Default Transferee(s) or its nominees as the holder of the Default Option Shares.

17.14	The Default Transferee(s) shall procure that the Company shall forthwith pay the purchase price into a separate bank account in the Company’s name and shall hold such price in trust for the Defaulting Party.

17.15	Any stamp duty payable on the transfer of the Default Option Shares shall be borne wholly by the Defaulting Party. The Defaulting Party shall on the Default Option Completion deliver to each of the Default Transferee(s) the stamp duty payable on the transfer of the relevant Default Option Shares in

United States Dollars by way of a cashier’s order, bank draft or cheque drawn on a licensed bank in Hong Kong and made out in favour of the Default Transferee(s) or in such manner as agreed to by the Defaulting Party and the Default Transferee(s) in writing.

17.16	The restrictions on transfer of shares contained in this Agreement and the Articles shall not apply to the sale and transfer of the Default Option Shares pursuant to any exercise of a Default Call Option.

17.17	Except to extent specifically incorporated in this Clause 17, the parties hereto shall exercise all voting and other rights available to them to ensure the implementation of this Clause 17 and the registration of any transfer of any Shares in the Company pursuant to Clause 17.
18.	CO-OPERATION
18.1	Each of the parties hereby undertakes with each other:-
18.1.1	to perform and observe all of the provisions of this Agreement;

18.1.2	so far as it is able by the exercise of voting rights or otherwise so to do, to procure that the Company diligently performs and observes the provisions of this Agreement which it would be liable to perform and observe if it were joined in this Agreement; and

18.1.3	to take all necessary steps on its part to give effect to the provisions of this Agreement.
18.2	Without prejudice to the generality of Clause 18.1, each of the Shareholders will procure that every person for the time being representing it will exercise or (as the case may be) refrain from exercising any rights of voting at any meeting of the Shareholders or of the Board and any other rights or powers of control so as to ensure the passing of any and every resolution necessary or desirable to procure that the affairs of the Company are conducted in accordance with this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise so as to ensure that no resolution is passed which does not accord with such provisions.
19.	CONFIDENTIALITY
19.1	Should the Confidential Information (as defined herein) of the Company be disclosed to any Shareholder in the performance of or in any way in connection with this Agreement, the Party receiving such Confidential Information (hereinafter “Recipient”) hereby agrees to receive such Confidential Information in confidence, and take such precautions as may be necessary to protect the same from disclosure to others for so long as the Shareholder and/or its Nominee shall hold Shares and for a period of one (1)

year thereafter. Such precautions to be taken by the Recipient shall be at least equivalent to Recipient’s precautions with respect to its own confidential and proprietary information but in no event less than a commercially reasonable standard of care.

19.2	For the purposes of this Clause 19.1 “Confidential Information” shall mean the proprietary and confidential data or information which is of tangible or intangible value and is not public information or is not generally known or available to competitors but is known only to the Company and those of its employees, independent contractors, consultants, customers or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, information regarding the Company’s customers or prospective customers, marketing methods and business plans but shall not include information which:-
19.2.1	at the time of disclosure to Recipient is in the public domain through no act or omission of Recipient;

19.2.2	as shown by written records, is already known by Recipient;

19.2.3	is revealed to Recipient by a third party who does not thereby breach any obligation of confidentiality and who discloses such information in good faith; or

14.2.4	is disclosed pursuant to a legal order to disclose same to any governmental entity or pursuant to judicial or quasi judicial action (so long as Recipient gives the Company prompt written notice sufficient to allow the Company to seek a protective order or other appropriate remedy).
20.	MISCELLANEOUS
20.1	Mutual Warranties

Each of the parties hereto that is a corporation warrants and undertakes to the other parties that:-
20.1.1	it is duly incorporated and validly existing under the laws of its country of incorporation, possessing perpetual corporate existence, with the capacity to sue and be sued in its own name;

20.1.2	no steps have been taken or are being taken to appoint liquidators over or to wind up the party and no steps have been taken or are being taken to appoint receivers of any of that party’s assets;

20.1.3	it has the necessary corporate capacity and power to enter into and perform its obligations under this Agreement and the transactions contemplated thereby;

20.1.4	it has taken all necessary corporate and other actions to authorise the entry into and performance of this Agreement;

20.1.5	the obligations of that party as set out in this Agreement constitute valid and legally binding obligations of that party in accordance with the terms of this Agreement.
20.2	Whole Agreement

The parties hereto agree that this Agreement sets out the entire agreement between them relating to the subject matter hereof and shall apply to the exclusion of all previous agreements (whether written and/or oral) between all or any of them in respect of the same (including but not, limited to the previous Shareholders’ Agreement of the Company dated as of 14 October 2003.

20.3	Amendment and Conflict
20.3.1	This Agreement may not be amended and the rights therein may not be waived unless such amendment or waiver is in writing executed by the duly authorised representative of the Company, the Original Shareholders and such person or persons who shall be authorised in writing by the holders of in excess of 50% of the Shares held by the Investors;

20.3.2	In the event of any conflict between the terms of this Agreement and the Articles then this Agreement shall take precedence.
20.4	Execution
20.4.1	This Agreement may be signed in copies or counterparts (and by the parties hereto on separate copies or counterparts), each of which when so signed and delivered shall be an original but all the counterparts shall nevertheless constitute one and the same instrument;

20.4.2	This Agreement shall become effective for all purposes as soon as each of the Parties has signed their respective counterparts and delivered their signed counterparts to the other Parties and notwithstanding that other potential members of the Group of Investors shall not have executed an agreement to subscribe for shares; and

20.4.3	The Parties may exchange counterparts by facsimile which exchange shall be deemed to bind the Parties to this Agreement, provided however that each party undertakes to the others that, in such circumstances, it shall also forthwith send an original executed copy of this Agreement by way of registered post to the other parties.
20.5	Term

Subject to the rights of amendment set out in Clause 20.3, this Agreement shall continue to bind each shareholder until such shareholder shall cease beneficially to own any Shares in a manner authorised herein.

20.6	Invalidity
20.6.1	If any one or more of the provisions of this Agreement are found by any competent authority to be void or unenforceable, such provisions shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

20.6.2	Notwithstanding the terms of Clause 20.6.1, in the event that any provision of this Agreement is found to be void or unenforceable by virtue of its scope or period of time, but may be made enforceable by a limitation thereof or amendment thereto, such provision shall be deemed amended to the minimum extent necessary to render it valid and enforceable, or, if the same shall still be void or unenforceable, the Parties hereto shall upon the occurrence of the same, negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the provision found to be void or unenforceable (as the case may be) that is consistent with the original intent of the Parties.
20.7	Assignment

This Agreement shall be binding upon and shall enure for the benefit of the successors and permitted assigns of the Parties. None of the Parties are permitted to assign their rights and obligations hereunder save as provided for in this Agreement.

20.8	Execution of Documents

Each of the Parties shall execute all necessary documents and do all other things as shall be reasonably necessary in order to give effect to the matters set out in this Agreement.

20.9	Costs

Each of the Parties shall pay its own legal and other professional costs in respect of the negotiation, preparation and execution of this Agreement.

20.10	Limitation of Relationship and Authority
20.10.1	Save as is specifically set out in this Agreement nothing herein shall constitute any of the Parties as agent or partner of the other Parties for any purpose whatsoever.

20.10.2	None of the Parties has any authority to do any act, entering into any contract, make any representation, give any warranty, incur any liability or assume any obligation (whether expressed or implied) of any kind on behalf of the other Parties save as is specifically set out herein.
20.11	Waiver

The waiver by any Party of a breach or default of any of the provisions of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or other provisions hereof, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right power or privilege that it has, or may have, hereunder operate as a waiver of any breach or default by any other Party.

20.12	Time

In respect of any obligation that has to be performed within a particular period of time pursuant to this Agreement, time shall be of the essence in respect of the same.

20.13	Notices
20.13.1	Any notice or other communication shall be deemed to have been served or delivered if sent to the address, or facsimile number (as the case may be) set out in Clause 20.13.2 such delivery or service being deemed at the following points in time namely:-
(i)	if by facsimile at the time of despatch to the number relevant; or

(ii)	if by hand, when left at the relevant address; or

(iii)	if by post, two business days after being put in the post properly addressed to the relevant address with pre-paid postage, provided that any notice or communication that is not dispatched on a business day, shall be deemed to have been dispatched on the immediately subsequent business day.

20.13.2	For the purposes of notices under this Agreement the following addresses and facsimile numbers shall be used for serving notices on named Parties (unless the Party to be served shall have notified the Party serving the notice in advance and in writing of any change(s) to the same):-

Company:-

Address:	Room 2703, 27th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong
Fax Number:	(852) 8106 8655

Original Shareholders:-

Zhu Ying
Address:	Flat 8/C., Block 2, 97 Robinson Road, Central, Hong Kong
Fax Number:	(852) 8106 8655

Robert William Hong-San Yung
Address:	57 Marina Cove, Sai Kung, Hong Kong
Fax Number:	(852) 8106 8655

Peter Bush Brack
Address:	Flat 2B, Magazine Gap Road, Hong Kong
Fax Number:	(852) 8106 8655

Investors:-
Address:	As set out in Schedule 1
Fax Number:	As set out in Schedule 1
16.	GOVERNING LAW AND RESOLUTION OF DISPUTES
16.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

16.2	Each of the parties hereto irrevocably agrees that the courts of the Hong Kong shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings and to settle any claim, dispute or difference, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

IN WITNESS whereof the parties have hereunto set their hands the day and year first aforewritten.

SIGNED BY Peter Bush Brack	) /s/ Peter Bush Brack
FOR AND ON BEHALF OF	)
REDGATE MEDIA INC.	)
in the presence of Emily Kwok	) /s/ Emily Kwok

SIGNED SEALED AND DELIVERED BY	)
ZHU YING	) /s/ Zhu Ying
in the presence of Emily Kwok	) /s/ Emily Kwok

SIGNED SEALED AND DELIVERED BY	)
ROBERT WILLIAM HONG-SAN YUNG	) /s/ Robert William Hong-San Yung
in the presence of Peter Bush Brack	) /s/ Peter Bush Brack

SIGNED SEALED AND DELIVERED BY	)
PETER BUSH BRACK	) /s/ Peter Bush Brack
in the presence of Emily Kwok	) /s/ Emily Kwok

SIGNED SEALED AND DELIVERED BY	)
PAUL JOHN PHEBY	) /s/ Paul John Pheby
in the presence of Emily Kwok	) /s/ Emily Kwok

SIGNED SEALED AND DELIVERED BY	)
JULIE CHRISTINE PETER	) /s/ Julie Christine Peter
in the presence of Hung Huk Man	) /s/ Hung Huk Man

SIGNED SEALED AND DELIVERED BY	)
REGINALD KUFELD BRACK JR.	) /s/ Reginald Kufeld Brack Jr.
in the presence of Lillian Kelly	) /s/ Lillian Kelly

SIGNED SEALED AND DELIVERED BY	)
AYAZ HATIM EBRAHIM	) /s/ Ayaz Hatim Ebrahim
in the presence of Leung Yee Man	) /s/ Leung Yee Man

SIGNED SEALED AND DELIVERED BY	)
PHILIP HENRY GEIER JR.	) /s/ Philip Henry Geier Jr.
in the presence of Juliana Mardones	) /s/ Juliana Mardones

SIGNED SEALED AND DELIVERED BY	)
REGINALD KUFELD BRACK III	) /s/ Reginald Kufeld Brack III
in the presence of Jill Brack	) /s/ Jill Brack

SIGNED BY Rupert James Purser	) /s/ Rupert James Purser
FOR AND ON BEHALF OF	)
BAKER TILLY PURSERBLADE	)
ASIA LIMITED	)
in the presence of Ho Ching Yee, Cherry	) /s/ Ho Ching Yee, Cherry

SIGNED SEALED AND DELIVERED BY	)
YANG CHA	) /s/ Yang Cha
in the presence of Robert Zhang	) /s/ Robert Zhang

SIGNED BY John Zwaanstra	) /s/ John Zwaanstra
FOR AND ON BEHALF OF	)
MERCURIUS PARTNERS LP	)
in the presence of John Pridjian	) /s/ John Pridjian

SIGNED BY Jerry Sze	) /s/ Jerry Sze
FOR AND ON BEHALF OF	)
ASIASTAR IT FUND, L.P.	)
in the presence of Emily Kwok	) /s/ Emily Kwok

SIGNED SEALED AND DELIVERED BY	)
JOHN PRIDJIAN	) /s/ John Pridjian
in the presence of Michael Kayman	) /s/ Michael Kayman

SIGNED SEALED AND DELIVERED BY	)
LAU YAT FAN	) /s/ Lau Yat Fan
in the presence of Oryanto Rusli	) /s/ Oryanto Rusli

SCHEDULE 1

PART A

Name of Common Investors	Address and Fax No. of Common Investors

Lau Yat Fan

Yang Cha	14th Floor, Hui Xin Plaza
Building A
The Asia Game Village
Beijing 100101
China
Fax No. 8610 8499 0025

PART B

Name of Series A Investors	Address and Fax No. of Series A Investors

Paul John Pheby	Suite 2703, The Centrium
60 Wyndham Street
Central
Hong Kong
Fax No. 852 2179 5889

Julie Christine Peter	House 7
51 Deep Water Bay Road
Repulse Bay
Hong Kong
Fax No. 852 2812 7414

Reginald Kufeld Brack Jr.	12 Huntzinger Drive
Greenwich
CT 06831
USA
Fax No. 1 203 869 3189

Ayaz Hatim Ebrahim	15/F Citibank Tower
3 Garden Road
Central
Hong Kong
Fax No. 852 2284 1247

Philip Henry Geier Jr.	Heron Tower
70 East 55th Street
15th Floor
New York, NY 10022
USA
Fax No. 1 646 840 6720

Reginald Kufeld Brack III	60 Solon Street
Newton
MA 02461
USA
Fax No. 1 617 663 6005

Baker Tilley Purserblade Asia Limited	10th Floor, Universal Trade Centre
3 Arbuthnot Road
Central
Hong Kong

PART C

Name of Series B Investor	Address and Fax No. of Series B Investor

Mercurius Partners LP	1-18-16 Shoto
Shi Buya-Ku
Tokyo 150-0046
Tokyo
Fax No. 813 5790 1860

PART D

Name of Series C Investors	Address and Fax No. of Series C Investors

SCHEDULE 2
SHAREHOLDING

Name	Class	Number of Shares

Peter Bush Brack	Common	55,287.003

Zhu Ying	Common	35,287.003

Robert William Hong-San Yung	Common	35,287.004

Lau Yat Fan	Common	15,000

Yang Cha	Common	181.33

Paul John Pheby	Class A	15,000

Reginald Kufeld Brack Jr.	Class A	5,000

Philip Henry Geier Jr.	Class A	5,000

Ayaz Hatim Ebrahim	Class A	5,000

Julie Christine Peter	Class A	5,000

Reginald Kufeld Brack III	Class A	1,000

Baker Tilly Purserblade Asia Limited	Class A	626.73

Mercurius Partners LP	Class B	50,000

AsiaStar IT Fund, L.P.	Class C	64,627.53

Peter Bush Brack	Class C	138.49

Robert William Hong-San Yung	Class C	92.33

Zhu Ying	Class C	92.33

Mercurius Partners, L.P.	Class C	15,833.74

John Pridjian	Class C	923.25

Paul John Pheby	Class C	5,031.71